George E. Durstin
Senior Vice President
777 Main Street
Hartford, CT 06115
CT-102-19-01
860.952.6770 tel
860.952.6775 fax

December 29, 2006

Misonix Inc.
1938 New Highway
Farmingdale, New York 11735

RE:   Misonix Inc.

Ladies and Gentlemen:

            Reference is made to (i) the Loan and Security Agreement dated July
10, 2003, as amended by and among Misonix Inc. and Bank of America, N.A.
("BofA"), as successor to Fleet National Bank and Issuing Lender, as amended from time to time (the "Credit Agreement"; capitalized terms used and not otherwise defined herein have the meanings given them in the Credit Agreement);
and (ii) the Standby Letter of Credit No. 68008745 dated September 15, 2005, issued by BofA for the account of Borrower and for the benefit of Travelers
Casualty And Surety Company of America (the "Beneficiary").

            Reference is also made to the Payoff Letter, dated December 29, 2006 by BofA to the Borrower (the "Payoff Letter").

            As set forth in the Payoff Letter, Borrower intends to pay all amounts due and owing under the Credit Agreement (other than the L/C Obligation and Letter of Credit Fees (as defined in the Payoff Letter) in connection with the Letter of Credit on December 29, 2006. Borrower has requested that the
Letters of Credit remain in place until the earlier of: (i) the date upon which
Borrower and the Beneficiary terminate such Letter of Credit; and (ii) March 29,
2007. BofA hereby agrees to allow such Letter of Credit to remain in place provided that, on or before December 29, 2006, Borrower shall deposit with BofA the sum of $629,000 to cash collateralize Borrower's obligation with respect to the Letter of Credit (the "Cash Collateral"). BofA agrees that it will hold the
Cash Collateral into an account in under the sole dominion and control of BofA;
and (ii) Borrower agrees to, and does hereby grant to BofA a security interest in the Cash Collateral.

            Borrower hereby agrees that BofA shall be entitled to (i) in the event Cash Collateral is deposited with BofA, apply such Cash Collateral to any
Letter of Credit Fees that may become due and payable with respect to the
Letters of Credit. In addition, in the event the Letter of Credit is drawn upon,
Borrower hereby agrees that BofA may apply the Cash

Collateral (or the applicable portion thereof) to any drawing in connection with the Letters of Credit which is not reimbursed within one Business Day. BofA hereby agrees that BofA shall return the Cash Collateral (or such portion thereof as shall remain) to Borrower upon the earlier of the termination or expiration of the Letters of Credit.

            If the foregoing terms are acceptable to you, please sign below and return a copy of this letter to me, via facsimile, at (860) 952-6775.

                                           BANK OF AMERICA, N.A.

                                           By: /s/ George E. Durstin
                                              ----------------------------
                                              Name:  George E. Durstin
                                              Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

Misonix, Inc.

By: /s/ Richard A. Zaremba
   ----------------------------
Name:  Richard A. Zaremba
Title: Senior Vice President and
         Chief Financial Officer

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